Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Intrinsic Medicine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share(1)	457(a)	4,791,667(2)	$7.00	$33,541,669.00	0.0000927	$3,109.32
Fees to Be Paid	Equity	Warrant to purchase Common Stock to be issued to the Representative(3)	457(g)	—	—	—	—	—
Fees to Be Paid	Equity	Common Stock issuable upon exercise of the Warrant to purchase Common Stock to be issued to the Representative(1)	457(a)	1,072,302(4)	$1.70	$1,822,913.40	0.0000927	$168.98
Fees to Be Paid	Equity	Common stock issuable upon exercise of Placement Agent Warrant(1)	457(a)	683,430(5)	$1.70	$1,161,831.00	0.0000927	$107.70
Fees to Be Paid	Equity	Common stock issuable upon conversion of the Bridge Notes held by Selling Stockholders(1)	457(a)	8,656,508(6)	$1.105	$9,565,441.34	0.0000927	$886.72
Fees to Be Paid	Equity	Common stock issuable upon exercise of the Bridge Warrants issued to the Selling Stockholders(1)	457(a)	2,961,545(7)	$1.70	$5,034,626.50	0.0000927	$466.71
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share, issuable to a Selling Stockholder(1)	457(a)	280,000(8)	$5.00	$1,400,000.00	0.0000927	$129.78
Fees to Be Paid	Equity	Common stock issuable upon exercise of a warrant to purchase common stock issued to a Selling Stockholder(1)	457(a)	1,276,512(9)	$1.70	$2,170,070.40	0.0000927	$201.17
	Total Offering Amounts							$5,070.38
	Total Fees Previously Paid							$4,346.33
	Total Fee Offsets							$724.05
	Net Fee Due							$724.05

(1)

Pursuant to Rule 416 under the Securities Act of 1993, as amended, or the Securities Act, there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)	Includes 625,000 shares that the underwriters have the option to purchase.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) of the Securities Act. In connection with the sale and issuance by the Registrant of the common stock registered hereby, the Registrant has agreed to issue to the representative of the several underwriters, or the Representative, a warrant to purchase shares of common stock. In accordance with Rule 457(g) of the Securities Act, because the shares of the Registrant’s common stock underlying such warrant are registered hereby, no separate registration fee is required.

(4)

The warrant to purchase common stock to be issued to the Representative is exercisable for 5.0% of the shares sold by the Registrant in this offering. The number of shares being registered by the Registrant is the maximum number of shares of common stock issuable under this warrant, giving effect to the full-ratchet anti-dilution rights of the warrant and an exercise price of $1.70 per share.

(5)

We issued the Placement Agent Warrant to Representative that is exercisable for 5.0% of the number of shares of common stock issuable under the Bridge Notes (assuming full conversion of the Bridge Notes in connection with the closing of this offering at 65.0% of the midpoint of the price range set forth on the cover page of the prospectus of the registration statement that this exhibit is filed as a part) and Bridge Warrants), at a per share exercise price equal to 125.0% of the initial offering price per share of common stock. The number of shares being registered by the Registrant is the maximum number of shares of common stock issuable under the Placement Agent Warrant, giving effect to the full-ratchet anti-dilution rights of the warrant and an exercise price of $1.70 per share.

(6)

Estimated based on the aggregate value of the principal amount outstanding under the Bridge Notes plus accrued interest through December 31, 2023, the maturity date of the Bridge Notes, which is the latest date upon which the Bridge Notes are convertible into shares of common stock, divided by $1.105 per share, the minimum conversion price of the Bridge Notes.

(7)

Estimated pursuant to the terms of the Bridge Warrants, which provides that the Bridge Warrants are exercisable for shares equal to 50% of the number of shares issuable upon conversion of the Bridge Notes (assuming full conversion of the principal and interest outstanding under the Bridge Notes on the closing date of this offering) at a per share exercise price equal to 81.25% of the initial public offering price. The number of shares being registered by the Registrant is the maximum number of shares of common stock issuable under the Bridge Warrants, giving effect to the full-ratchet anti-dilution rights of the warrant and an exercise price of $1.70 per share.

(8)

Represents the maximum number of shares of common stock issuable by the Registrant pursuant to a consulting agreement with a certain selling stockholder. In no event will the number of shares issued exceed $1.4 million in aggregate offering price based on the initial public offering price.

(9)	The number of shares represents the maximum number of shares of common stock issuable, giving effect to the full-ratchet anti-dilution rights of the warrants and an exercise price of $1.70 per share.